Exhibit 99.4

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PRESTO

Defined terms included below that are not otherwise defined herein have the same meaning as terms defined and included in our final prospectus and definitive proxy statement, dated as of August 12, 2022 (the “Proxy Statement/Prospectus”).

The following “Management’s Discussion and Analysis of Financial Condition and Results of Operations” should be read in conjunction with the “Business” section of the Proxy Statement/Prospectus and Legacy Presto’s (“Presto” or the “Company”) audited consolidated financial statements of Legacy Presto as of June 30, 2022 and 2021 and the Year Ended June 30, 2022 and 2021 included in Exhibit 99.2 to the accompanying Current Report on Form 8-K and other information included in the Proxy Statement/Prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Presto’s actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” included in the Proxy Statement/Prospectus. Additionally, Presto’s historical results are not necessarily indicative of the results that may be expected in any future period. Amounts are presented in U.S. dollars.

Unless the context otherwise requires, all references in this section to “we,” “us,” or “our” refers to E La Carte, Inc. (“Legacy Presto”) and its subsidiaries prior to the consummation of the Business Combination and New Presto following the consummation of the Business Combination.

Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A, describes principal factors affecting the results of our operations, financial condition and liquidity, as well as our critical accounting policies and estimates that require significant judgment and thus have the most significant potential impact on our Consolidated Financial Statements. Our MD&A is organized as follows:

●	Overview. This section provides a general description of our business, recent developments, and key business metrics.

●	Results of Operations. This section provides an overview and analysis of our financial results for the fiscal year ended June 30, 2022 compared to the fiscal year ended June 30, 2021.

●	Liquidity and Capital Resources. This section provides an analysis of our liquidity and changes in cash flows, as well as a discussion of available borrowings and contractual commitments.

●	Critical Accounting Policies and Estimates. This section discusses accounting policies and estimates that require us to exercise subjective or complex judgments in their application. We believe these accounting policies and estimates are important to understanding the assumptions and judgments incorporated in our reported financial results.

Overview

We seek to overlay next-generation digital solutions onto the approximately $3 trillion hospitality industry given its current primarily analog nature and substantial reliance on labor. At present, we are focused on the restaurant industry.

Since our founding in 2008, we have shipped over 250,000 systems of Presto enterprise-grade digital solutions to the restaurant hospitality industry. We have leveraged our deep domain experience to build a technology platform that digitizes on-premise restaurant dining rooms and drive-throughs with the goal of maximizing restaurant profitability and enhancing the guest dining experience.

Our business is underpinned by the guiding principles that our solutions should improve the guest experience and seamlessly and effortlessly increase productivity for staff. These principles ensure that our product focus remains aligned with the objectives of our customers and with our objective of being a leader in the restaurant hospitality technology market.

The restaurant hospitality technology market is rapidly growing. The COVID-19 pandemic created an industry reset, driving restaurants to further embrace technology to solve industry challenges. The restaurant hospitality industry has been racked with labor challenges including unprecedented shortages and high costs. Customers also have a greater desire for faster service, which increases demand for on-premise technology.

Process automation is a long-term priority for all physical businesses. As a result, restaurants need reliable and scalable products and technology that easily integrates with old, legacy systems.

Our platform offers a comprehensive set of modular, targeted solutions to increase staff productivity, improve guest experience and deliver actionable insights to restaurants. Our platform enables customers to improve important factors that drive profitability in a low-margin industry. With Presto’s platform, restaurants can benefit from increased table per server ratios, order accuracy, check size, and customer data collection.

Our latest generation Presto Touch product called Presto Flex functions as an all-in-one server handheld or tabletop guest ordering, payment, customer personalization and gaming device. Our Vision product consists of an AI-powered computer vision software application that delivers unique and real-time insights to operators. Our Voice products use speech recognition technology in the customer order process and connect with restaurant POS systems to maximize efficiency and minimize costs by automatically transmitting orders to the restaurant’s POS system.

Our Presto Touch product has accounted for the majority of our historical revenue. However, we expect an increasing mix of our future revenue to come from our Vision and Voice products.

We benefit from a predictable, recurring revenue model from enterprise restaurant chains. We serve a blue-chip customer base with multibillion-dollar gross merchandise volume potential and high net retention rates. In the future, we may take advantage of several acquisition opportunities in customer relationship management and loyalty, POS products, front of house management, online ordering, AI tools, and integration middleware. As a result of the Business Combination, we expect to have the capital to grow organically and inorganically as we scale the Company. We expect that the Business Combination will help accelerate and enhance our ability to acquire and develop products that serve the restaurant hospitality industry.

The Business Combination

On November 10, 2021 and as subsequently amended on April 1, 2022 and July 25, 2022, VTAQ, Ventoux Merger Sub I, Ventoux Merger Sub II and Presto entered into the Merger Agreement, pursuant to which (a) Ventoux Merger Sub I merged with and into Presto, with Presto being the Surviving Corporation in the First Merger and continuing (immediately following the First Merger) as a wholly-owned subsidiary of VTAQ and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the Surviving Corporation merged with and into Ventoux Merger Sub II, with Ventoux Merger Sub II being the surviving entity in the Second Merger and continuing (immediately following the Second Merger) as a wholly-owned subsidiary of VTAQ. On September 14, 2022, VTAQ held a special meeting of its stockholders and voted to approve the Proposed Business Combination (“the Business Combination”). Upon the Closing, VTAQ was renamed “Presto Automation Inc.” and the VTAQ Common Stock and the Public Warrants will continue to be listed on Nasdaq and trade under the ticker symbols “PRST” and “PRSTW,” respectively.

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under the guidance in ASC 805, Business Combinations, VTAQ, who is the legal acquirer, will be treated as the “acquired” company for financial reporting purposes and Presto will be treated as the accounting acquirer. This determination was primarily based on Presto expecting to have a majority of the voting power of the post-combination company, Presto’s senior management comprising substantially all of the senior management of the post-combination company, the relative size of Presto compared to VTAQ, and Presto’s operations comprising the ongoing operations of the post-combination company. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of a capital transaction in which Presto is issuing stock for the net assets of VTAQ. The net assets of VTAQ will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of Presto.

The most significant changes in Presto’s future reported financial position and results are expected to be a net increase in cash (as compared to our Consolidated Balance Sheet as of June 30, 2022) in excess of $60.0 million. In addition, there were significant changes to Presto’s indebtedness, including repayment of certain obligations, conversion of outstanding convertible promissory notes, and the issuance of $55.0 million in senior debt. Further, increases in our cash amount are reflective of $55.5 million of equity investments in New Presto.

Public Company Costs

Subsequent to the Business Combination, New Presto is SEC-registered and Nasdaq-listed company. Accordingly, we have hired and expect to hire additional staff and implement new processes and procedures to address public company requirements. We also expect to incur substantial additional expenses for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external costs for investor relations, accounting, audit, legal and other functions.

Impact of COVID-19

Presto was and is subject to risks and uncertainties as a result of the outbreak of a novel strain of coronavirus, designated “COVID-19” and declared to be a pandemic in March 2020. Presto began to experience impacts from COVID-19 in March 2020, as federal, state and local governments reacted to the COVID-19 pandemic by encouraging or requiring social distancing, instituting shelter-in-place orders, and requiring, in varying degrees, reduced operating hours, restaurant dine-in and/or indoor dining limitations, capacity limitations or other restrictions that largely limited restaurants to off-premise sales (take-out and delivery) in the early stages of the pandemic. At the same time, COVID-19 has also had a significant impact on the restaurant and hospitality sector in which Presto operates. Many restaurants closed completely due to lockdowns and staff shortages, especially as multiple waves of COVID-19 continued to debilitate the restaurant and hospitality industry.

Presto experienced three impacts from the initial onset of COVID-19 that resulted in significant charges to the statement of operations:

●	Impairment of Returned Leased Tablets. During fiscal year 2022 and the third and fourth quarters of fiscal year 2021, Presto experienced contract terminations by certain franchisees of one of Presto’s primary enterprise customer relationships. Under such contracts, the franchisees leased the equipment from Presto and upon termination were required to return the used equipment to Presto. Upon return, such equipment was determined to not be recoverable in future leasing relationships; accordingly, Presto incurred an impairment loss during such periods. Presto acknowledges that such impairment charges may occur in the future if additional franchisee terminations occur, and Presto does not consider these to be non-recurring, infrequent and unusual business costs.

●	Loss on Infrequent Product Repairs. Social distancing practices resulted in customers implementing a range of extreme cleaning protocols involving Presto’s products. Specifically, customers started to clean Presto’s devices with highly invasive commercial disinfectant solutions, which leaked into the hardware, causing significant damage to the devices and requiring repair or replacement. This resulted in a significant spike in repair and return merchandise authorization (“RMA”) expenses compared to historical expenses. Specifically, in the fiscal year ended June 30, 2022 and 2021, the volume of repair charges Presto experienced were higher than usual due to a liquid ingress issue resulting from COVID-19 related actions by its customers. In order to prevent disruption to customers’ businesses, Presto incurred $0.6 million and $3.3 million of loss on infrequent product repairs related to this issue, in the fiscal year ended June 30, 2022 and 2021, respectively, which are presented as separate line items on Presto’s consolidated statement of operations and comprehensive loss. Typically, these issues would be considered to be negligence on the part of the customer and would not be covered by Presto’s standard warranty; however, given the nature of the issues and the fact that the cleaning protocols were a mandatory precaution as a result of COVID-19 and were not expected to cause such widespread damage to the devices, Presto, as a sign of goodwill and for customer satisfaction, incurred the repair and replacement expenses related to the liquid ingress issue. The expenses incurred were not honored by the manufacturer’s warranty under the RMA process. Presto has made a claim to recover the costs from the third-party subcontractor who manufactures the hardware. In June 2022, the Company received a favorable arbitrator ruling related to a matter with its third-party subcontractor and was awarded approximately $11,304 in damages related to the Company’s loss on infrequent product repairs and to cover its legal expenses. The award has not met the criteria to be considered realizable as of June 30, 2022. As a result, the Company has not recognized any gain related to this settlement in its consolidated statement of operations and comprehensive loss.

●	Hardware Repair Expenses Related to COVID-19. As a result of COVID-19, Presto incurred higher than usual repair expenses for one-time, infrequent product repairs that were not covered by Presto’s third-party manufacturer, who typically covers the costs. The increase in expenses was a result of a higher volume of repair requests due to customer issues arising from COVID-19 related complications and a desire on the part of customers to have Presto reboot and re-certify equipment coming out of COVID-19.

Over the course of 2022, certain of these restrictions were relaxed as incidents of infection from the initial outbreak declined, but many of the restrictions were reinstituted as incidents of infection surged. The degree and duration of restriction varied by individual geographic area. The extent of the continuing impact of the COVID-19 pandemic on Presto’s business remains highly uncertain and difficult to predict, as the operating status of restaurants remains fluid and subject to change as government authorities modify existing restrictions or implement new restrictions on restaurant operations in response to changes in the number of COVID-19 infections and the availability and acceptance of vaccines in their respective jurisdictions. Additionally, economies worldwide have been negatively impacted by the COVID-19 pandemic, which resulted in a global economic recession.

Presto has taken several actions to mitigate the effects of the COVID-19 pandemic on its operations and franchisees. In April 2020, Presto received a loan of approximately $2.6 million under the U.S. Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”), to assist with the economic hardships caused by the pandemic. In March 2021, Presto received a second loan of $2.0 million under SBA PPP. In August 2021, Presto was granted forgiveness of the first loan in an amount of approximately $2.6 million. In July 2022, Presto was granted forgiveness of the second loan in an amount of approximately $2.0 million.

The severity of the continued impact of the COVID-19 pandemic on Presto’s business will depend on a number of factors, including, but not limited to, how long the pandemic will last, whether/when recurrences of the virus may arise, what restrictions on in-restaurant dining may be enacted or re-enacted, the availability and acceptance of vaccines, the timing and extent of consumer re-engagement with our customers and, in general, what the short- and long-term impact on consumer discretionary spending the COVID-19 pandemic might have on Presto and the restaurant industry as a whole, all of which are uncertain and cannot be predicted. Presto’s future results of operations and liquidity could be impacted adversely by future dine-in restrictions and the failure of any initiatives or programs that Presto may undertake to address financial and operational challenges faced by it and its franchisees. As such, the extent to which the COVID-19 pandemic may continue to materially impact our financial condition, liquidity, or results of operations remains highly uncertain.

Our Revenue Model

Our revenue is driven by our ability to attract new customers, retain existing customers, increase sales from both new and existing customers, and ultimately help our customers grow their businesses. We serve casual dining, quick serve and fast casual restaurants that are made up primarily of named logos with tens to thousands of locations, consisting of both corporates and franchisees.

During the fiscal years ended June 30, 2022 and 2021, we derived our revenues from two revenue streams: (1) sales and leases of the Presto Touch (“platform revenue”), which includes hardware, hardware accessories, software and customer support and maintenance, and (2) Premium Content (gaming) and other revenue, which includes professional services (“transaction revenue”).

●	Platform Revenue: the platform revenue stream is generated from fees charged to customers for access to our Presto Touch product and is recognized ratably. Part of the total contract value is due upon execution of the contract, and the remainder is due when the customer goes live. Our contracts with customers are generally for a term ranging from 12 to 48 months. Amounts invoiced in excess of revenue recognized are recorded as deferred revenue. Revenue generated from our newly launched Voice and Vision products were not material during the fiscal years ended June 30, 2022 and 2021.

We also maintain arrangements with a certain legacy customer whereby we lease the Presto Touch product to that customer. Revenue associated with the lease was recognized on a straight-line basis as platform revenue over the lease term in the consolidated statements of operations and comprehensive loss.

●	Transaction Revenue: transaction revenue consists of a single performance obligation recognized at a point in time when the content is delivered and used. Transaction revenue is recognized on a gross basis as we are the principal in the relationship and the restaurant acts as a sales agent between us and the diner to upsell premium content purchases during the dining experience. We are the principal as we are the primary obligor responsible for fulfillment, we control the gaming license and its accessibility and have influence in establishing the price charged to the diner. The portion of gaming service collections withheld by the restaurant for sales commission is recorded to transaction cost of revenue.

We have historically incurred operating losses and negative cash flows from operating activities. We expect to continue to incur operating losses until the first quarter of calendar year 2024 and negative cash flows from operating activities until the third quarter of calendar year 2023, as we work to expand our customer base and the number of locations in which our products are used, increase sales of our Voice and Vision products, increase our platform revenues and maintain our relationships with current customers.

Our ability to achieve profitability and positive cash flows from operating activities will depend primarily on our ability to increase revenues due to the following factors:

●	Attracting New Customers and Expanding Locations in which Our Products are Used. Our future growth depends on our ability to attract new customers and expand the locations across which our current and new customers use our products. For calendar years 2022 and 2023, we expect the majority of our new customer growth and new customer location expansion to come from sales of our Voice and Vision products. In an effort to attract new customers and expand our locations served, since the first calendar quarter of 2022, we have signed and are now starting to roll out our Presto Touch, Voice and Vision products across three enterprise customers and approximately 10 pilot customers. Many of these pilot customers have more than a thousand locations each. These customers are testing all three of our products in live locations. Our goal is to convert these pilot customers into broader customer relationships in order to meet our forecast of achieving positive cash flow by the fourth quarter of calendar year 2023 and operating profit by the second quarter of calendar year 2024.

●	Increasing Voice and Vision Product Sales. Since the first calendar quarter of 2022, we have experienced increased demand for our Voice and Vision products with respect to quick service restaurants, especially from chain enterprises with drive-throughs. This accelerated demand is due to the fact that our products mitigate the impact of severe nation-wide labor shortages faced by the restaurant and hospitality industry, as well as the increased cost of employment for these enterprises due to increasing minimum wages and higher costs of labor in general. For example, in January 2022, we announced the industry’s first enterprise Voice rollout with Checkers, a nation-wide restaurant chain with approximately 840 locations. Our goal is to continue to increase sales of our Voice and Vision products to capture new customers in order to meet our forecast of achieving positive cash flow by the fourth quarter of calendar year 2023 and operating profit by the first quarter of calendar year 2024.

●	Increase Platform Revenues. As described above, we generate revenue through two main revenue streams: (i) platform revenue and transaction revenue. We believe our overall growth will be largely driven by platform revenue growth, which we expect to have higher margins than transaction revenues. Platform revenue growth will in turn be driven by an increase in sales of our Voice and Vision products.

●	Maintain Relationships with Current Customers. In order to help foster robust contract renewals, our account management and program management teams conduct quarterly business reviews with our top customers which generate the most value to us, in order to build a pathway to a successful renewal and product upgrade in each fiscal year. Successful renewal of our largest customers is critical to our near-term results of operations and is dependent on product execution, key customer relationships, and in part, health of the franchisees for our customers that have a predominantly franchised model.

We have encountered in the past, and may encounter in the future, risks and uncertainties frequently experienced by growing companies in rapidly changing industries. For example, the size and timing of customer rollouts from quarter-to-quarter can vary given our focus on large chain restaurants, which often have different decision-making cycles and levels of internal preparedness. Lastly, another COVID-19 surge could adversely affect the restaurant industry and our customer base by decreasing restaurant demand through a decrease in consumer visits and foot traffic (which we believe ultimately drives our customers’ top line revenues), thereby decreasing demand for our equipment.

Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, as described below, to understand and evaluate our core operating performance. These non-GAAP financial measures, which may be different than similarly-titled measures used by other companies, are presented to enhance investors’ overall understanding of our financial performance and should not be considered as substitutes for, or superior to, the financial information prepared and presented in accordance with GAAP contained in this proxy statement/prospectus.

We believe that these non-GAAP financial measures provide useful information about our financial performance, enhance the overall understanding of our past performance and future prospects, and allow for greater transparency with respect to important metrics used by our management for financial and operational decision-making. We are presenting these non-GAAP metrics to assist investors in seeing our financial performance using a management view. We believe that these measures provide an additional tool for investors to use in comparing our core financial performance over multiple periods with other companies in our industry.

Adjusted Gross Profit

Adjusted Gross Profit is calculated as gross profit adjusted to add back depreciation and hardware repair expenses related to COVID.

We use Adjusted Gross Profit to understand and evaluate our core operating performance and trends. We believe this metric is a useful measure to us and to our investors to assist in evaluating our performance because it removes the impact of events that do not reflect our core operating performance, thereby providing consistency and direct comparability with our past financial performance and between fiscal periods.

The following table provides a reconciliation of gross profit to Adjusted Gross Profit for each of the periods indicated:

	Year Ended June 30,
(in thousands)	2022	2021
Gross profit	$633	$1,048
Depreciation	1,454	2,589
Hardware repair expenses related to COVID	1,110	1,490
Adjusted Gross Profit	$3,197	$5,127

(1)	Adjusted Gross Profit includes impairment of returned lease tablets of $0.6 million and $3.0 million for the fiscal year ended June 30, 2022 and the fiscal year ended June 30, 2021, respectively.

Adjusted EBITDA

Adjusted EBITDA is defined as net loss, adjusted to exclude interest, other income (expense), net, income taxes, depreciation and amortization expense, stock-based compensation expense, fair value adjustments on warrant liabilities and convertible promissory notes, and hardware repair expenses related to COVID and COVID-related expenses due to damage from liquid ingress.

We believe Adjusted EBITDA is useful for investors to use in comparing our financial performance to other companies and from period to period. Adjusted EBITDA is widely used by investors and securities analysts to measure a company’s operating performance without regard to items such as depreciation and amortization, interest expense, and interest income, which can vary substantially from company to company depending on their financing and capital structures and the method by which their assets were acquired. In addition, Adjusted EBITDA eliminates the impact of certain items that do not reflect our core operating performance, thereby providing consistency and direct comparability with our past financial performance and between fiscal periods. We have also excluded COVID-related expenses relating to loss on infrequent product repairs and excessive hardware repair expenses as the expenses are non-recurring as they occurred directly as a result of issues arising from COVID-19 protocols. They were not present in the years prior to the onset of COVID-19 and are not expected to recur. Excluding these COVID-related expenses serves to better reflect our operating performance and provides consistency and comparability with our past financial performance. Adjusted EBITDA also has limitations as an analytical tool, and you should not consider this measure in isolation or as a substitute for analysis of our results as reported under GAAP. For example, although depreciation expense is a non-cash charge, the assets being depreciated may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new asset acquisitions. In addition, Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy. Adjusted EBITDA also does not reflect changes in, or cash requirements for, our working capital needs; interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces the cash available to us; or tax payments that may represent a reduction in cash available to us. The expenses and other items we exclude in our calculation of Adjusted EBITDA may differ from the expenses and other items that other companies may exclude from Adjusted EBITDA when they report their financial results.

The following table provides a reconciliation of net loss to Adjusted EBITDA for each of the periods presented:

	Year Ended June 30,
(in thousands)	2022	2021
Net loss	$(56,314)	$(49,802)
Interest expense	5,434	4,664
Other income (expense), net	(2,632)	601
Depreciation and amortization	1,685	2,907
(Benefit) provision for income taxes	(230)	23
Stock-based compensation expense	1,909	736
Change in fair value of warrants and convertible promissory notes	20,528	19,996
Loss on infrequent product repairs	582	3,342
Hardware repair expense related to COVID	1,110	1,490
Adjusted EBITDA	(27,928)	(16,043)

(1)	Adjusted EBITDA includes impairment of returned lease tablets of $0.6 million and $3.0 million for the fiscal year ended June 30, 2022 and the year ended June 30, 2021, respectively.

(2)	In June 2022, the Company received a favorable arbitrator ruling related to a matter with its third-party subcontractor and was awarded approximately $11.3 million in damages related to the Company’s loss on infrequent product repairs and to cover its legal expenses. The award has not met the criteria to be considered realizable as of June 30, 2022. As a result, the Company has not recognized any gain related to this settlement in its consolidated statement of operations and comprehensive loss.

Key Performance Indicator

We use one primary key performance indicator to evaluate our operational and financial performance: net revenue retention.

Our ability to retain and increase revenue from our existing customer base is a key driver of our business growth. We expand within our existing customer base by selling additional products, adding more locations, and helping restaurants generate greater sales per location.

Given the long-term and recurring nature of our customer contracts, we use net revenue retention as a key metric. Net revenue retention compares our revenue associated with a set of active restaurant logos in a one-year period to the same set of restaurant logos in the prior year period. We calculate net revenue retention by dividing a particular period’s quarterly annual reoccurring revenue, including both Platform and Transaction revenue, by the prior period’s quarterly annual reoccurring revenue using the same set of restaurant logos. Net revenue retention is an indicator of the propensity of our customers to continue working with us and expanding their relationship with us. We assess our net revenue retention quarterly on a rolling basis year-over-year. For the fiscal year ended June 30, 2022, our net revenue retention was 102% while for the fiscal year ended June 30, 2021, it was 137%. Having digested expansion within our current customer base by the middle of 2021 which fueled the prior year net revenue retention metric, during the fiscal year ended June 30, 2022, we either signed or expanded three new named logos, entering into a new “land” cycle of growth. As these new customers start to rollout and expand their location counts, we expect net revenue retention to increase in fiscal year 2022.

We believe net revenue retention is useful for investors by providing a consistent comparison of customer results and growth across comparable periods within our core, established customer base, unaffected by the impact of new customers on our business.

Key Factors Affecting Our Performance

Support of our Customers’ Revenue Growth

We believe our long-term revenue growth is correlated with the growth of our existing customers’ businesses, and we strive to support their success. Our revenue grows with that of our customers — as our customers generate more sales, we generally see higher platform and transaction revenue. We have a demonstrated track record of partnering with restaurants to help grow their revenue and will continue to invest in our customer success team and in new products that help customers thrive.

Adoption of Additional Products

We offer additional products to existing customers through a combination of customer relationship management investments, product-led growth, and the introduction of new products. We believe that we provide the most value when our customers have multiple touchpoints across our platform. We also believe that adoption of additional products will drive labor savings and profitability improvements for our customers, allowing them to reinvest in their success. Decisions by our customers to adopt more of our products will depend on a number of factors, including our customers’ satisfaction with our platform, competition, pricing, and our ability to demonstrate the value proposition of our products.

Expansion of Locations Per Customer

As our customers grow their businesses and open new locations, we expect to see a corresponding increase in locations on our platform. To that end, we work closely with restaurants across our customer-facing teams to support their expansion efforts. We believe that we are well-positioned to extend our reach to and onboard these new locations based on our customers’ desire to use a single, integrated platform across all locations. This impacts our ability to service individual customers with a dedicated, core team using the appropriate technological resources and personnel, creating operating efficiencies of scale while maintaining growth.

Acquisition of New Locations

We believe there is a substantial opportunity to continue to grow our restaurant locations across the casual dining, quick service and fast casual sectors in the United States. We intend to continue to drive new location growth through our differentiated go-to-market strategy, including an industry advisor network, and enterprise sales representatives who are deeply integrated in the local restaurant and hospitality sector. In addition, we will continue to invest in marketing efforts in key U.S. cities to grow our brand awareness. Our ability to acquire new locations will depend on a number of factors, including the effectiveness and growth of our sales team, the success of our marketing efforts, and the continued satisfaction of, and word-of-mouth referrals generated by, our existing customers. We expect our absolute investment in sales and marketing and other customer acquisition costs related to our hardware and professional services to increase as we continue to grow.

The number of locations is not in itself a key performance indicator utilized by our management because of varying financial arrangements and contribution. Rather, our management uses number of locations as a general measure of scale across our platform.

Innovation and Development of New Products

We have a culture of continuous innovation evidenced by our history of consistent and timely product launches and refinements. We intend to continue to invest in research and development to expand and improve the functionality of our current platform and broaden our capabilities to address new market opportunities. As a result, we expect our total operating expenses will increase over time and, in some cases, have short-term negative impacts on our operating margin. Our ability to successfully develop, market, and sell new products to our customers will affect our competitive posture with our competitors.

Seasonality

We experience seasonality in our financial transaction revenue, which is largely driven by the level of gross payment volume processed through our platform. For example, customers typically have greater sales during the warmer months, though this effect varies regionally. As a result, our transaction revenue per location has historically been stronger in the second and third quarters. We believe that transaction revenue from both existing and potential future products will continue to represent a material proportion of our overall revenue mix at least in the near term and seasonality will continue to impact our results of operations.

Components of Results of Operations

Revenue

We generate revenue from two main sources that are further described below: (1) platform revenue and (2) transaction revenue.

Platform revenue is generated from fees charged to customers for access to Presto Touch product and is recognized ratably. Revenue generated from Voice and Vision products was not material for the fiscal years ended June 30, 2022 and 2021. Part of the total contract value is due upon execution of the contract, and the remainder is due upon installation of the systems. Our contracts with customers are generally for a term ranging from 12 to 48 months. Amounts invoiced in excess of revenue recognized are recorded as deferred revenue. We also maintained arrangements with a certain legacy customer whereby we leased the Presto Touch product to that customer. Revenue associated with the lease was recognized on a straight-line basis as platform revenue over the lease term in the consolidated statements of operations and comprehensive loss.

Transaction revenue consists of a single performance obligation recognized at a point in time when the content is delivered and used. Transaction revenue is recognized on a gross basis as we are the principal in the relationship and the restaurant acts as a sales agent between us and the diner to upsell premium content purchases during the dining experience. We are the principal as we are the primary obligor responsible for fulfillment, we control the gaming license and its accessibility and have influence in establishing the price charged to the diner. The portion of gaming service collections withheld by the restaurant for sales commission is recorded to transaction cost of revenues. We also generate revenue from professional services, which primarily consists of fees from developing premium content to be used on the devices and installation. We recognize revenue from professional service engagements that occur over a period of time on a proportional performance basis as labor hours are incurred.

Cost of Revenue

Platform cost of revenue consists of four categories: product costs, shipping/freight costs, installation costs and other costs. Product costs consist primarily of the cost to purchase the hardware and hardware accessories for the Presto Touch, Vision and Voice products. Shipping/freight costs consist of all costs to transport equipment to customers. Installation costs include the labor cost to install the hardware in each restaurant. Other costs include the amortization of capitalized software and product support costs.

We also incur costs to refurbish and repair our tablets. These costs are expensed in the period they are incurred, as the costs are expected to be linear and therefore, will match with the timing of revenue recognition over time. In connection with these costs, we also accrue a liability at each reporting period for expected repair costs for customer tablets currently in our Return Merchandize Authorization (“RMA”) process as of the reporting period, which get charged to platform cost of revenue. Our hardware repair expense was higher in the fiscal year ended June 30, 2022 and fiscal year ended 2021 due to COVID-related volume, whereby customers sent back tablets either simply to be checked or reset, or for cosmetic reasons or minor repairs.

Transaction cost of revenue consists primarily of the portion of the fees collected from diners that are then paid to the restaurant as part of the revenue share agreement with each restaurant. As we bear the primary responsibility of the product, we are the principal in the premium content transactions and restaurants act as the agent, whereby we collect all of the fees paid as revenue and remit the revenue share to the restaurants as cost of revenue. The commissions paid to restaurants under our revenue share agreement range on average between 70% and 90% of premium content revenue by customer logo.

Depreciation and impairment cost of revenue consists primarily of the costs of leased assets that are included in property and equipment, net in the balance sheet that are amortized to cost of revenue and related impairment charges.

Operating Expenses

Operating expenses consist of sales and marketing, research and development, customer and warehouse operations, and general and administrative expenses. The largest single component of operating expenses is employee-related expenses, which include salaries, commissions and bonuses, stock-based compensation, and employee benefit and payroll costs.

Research and development.    Research and development expenses consist primarily of employee-related costs associated with maintenance of our platform and the evaluation and development of new product offerings, as well as allocated overhead and expenses associated with the use of third-party software directly related to preliminary development and maintenance of our products and services. These costs are expensed as incurred unless they meet the requirements for capitalization.

We plan to continue to hire employees to support our research and development efforts to expand the capabilities and scope of our platform and related products and services. As a result, we expect that research and development expenses will increase on an absolute dollar basis as we continue to invest to support these activities and innovate over the long-term.

Sales and Marketing.    Sales and marketing expenses consist primarily of employee-related costs incurred to acquire new customers and increase product adoption across our existing customer base. Marketing expenses also include fees incurred to generate demand through various advertising channels and allocated overhead costs.

We expect that sales and marketing expenses will increase on an absolute dollar basis as we invest to grow our field-based sales team, increase demand generation, and enhance our brand awareness. We expect sales and marketing expenses as a percentage of revenue will vary from period-to-period over the short-term and decrease over the long-term.

General and administrative.    General and administrative expenses consist primarily of expenses related to facilities, finance, human resources and administrative personnel and systems. General and administrative expenses also include costs related to fees paid for certain professional services, including legal, tax and accounting services and bad debt expenses.

We expect that general and administrative expenses will increase on an absolute dollar basis as we add personnel and enhance our systems, processes, and controls to support the growth of our business as well as our increased compliance and reporting requirements as a public company. We expect general and administrative expenses as a percentage of revenue will vary from period-to-period over the short-term and decrease over the long-term.

Loss on infrequent product repairs expenses consist primarily of charges incurred in connection with hardware returned for repair or replacement using an RMA. While we have incurred RMA charges in the past, in the fiscal years ended June 30, 2022 and the fiscal year ended June 30, 2021, the volume of repair charges was extremely unusual and very high due to a liquid ingress issue resulting from COVID-19 related actions by our customers. Our devices failed primarily due to the use of extremely strong commercial disinfectant solutions by our customers to clean the hardware devices as a mandatory precaution protocol due to COVID-19. Due to use of commercial cleaning products, the solution leaked into the hardware causing significant damage to the devices and requiring replacement of such devices.

The standard warranty that we provide covers regular wear and tear and does not cover any damage caused by mishandling of the product. However, given the nature of issues, in order to prevent disruption to our customers’ businesses, we incurred approximately $0.6 million and $3.3 million of repair and replacement expenses related to this issue during the fiscal years ended June 30, 2022 and 2021. We have also made a claim to recover the costs from our third-party subcontractor who manufactures the hardware In June 2022, the Company received a favorable arbitrator ruling related to a matter with its third-party subcontractor and was awarded approximately $11.3 million in damages related to the Company’s loss on infrequent product repairs and to cover its legal expenses. The award has not met the criteria to be considered realizable as of June 30, 2022. As a result, the Company has not recognized any gain related to this settlement in its consolidated statement of operations and comprehensive loss.

Change in Fair Value of Warrants

We account for our warrants in accordance with ASC 815-40 as either liabilities or as equity instruments depending on the specific terms of the warrant agreement. Warrants are classified as liabilities when there is variability in the number of shares, and when the variability is not related to an input in the Black-Scholes valuation model. Liability-classified warrants are remeasured at each reporting date until settlement, with changes in the fair value recognized in the change in fair value of warrants and convertible promissory notes in the consolidated statement of operations and comprehensive loss. Warrants that meet the fixed-for-fixed criteria or contain variability related to an input in the Black-Scholes valuation model are classified as equity instruments. Warrants classified as equity instruments are initially recognized at fair value and are not subsequently remeasured.

Change in Fair Value of Convertible Promissory Notes and Embedded Warrants

We elected the fair value option to account for the convertible promissory notes and embedded warrants because we believe it more accurately reflects the value of the debt in our financial statements. The principal amount of the convertible promissory notes is measured at fair value using the Monte Carlo valuation model. The valuation model utilized various key assumptions, such as enterprise value and the probability of expected future events.

Other Income (Expense), Net

Other income (expense), net consists of income of $2.6 million due to the forgiveness of our PPP loan in the fiscal years ended June 30, 2022 and the loss on debt extinguishment of one of our term loans in the fiscal years ended June 30, 2021 of $0.6 million.

Interest Expense

Interest expense primarily consists of interest incurred on our financing obligations, convertible promissory notes and outstanding loans.

(Benefit) Provision for Income Taxes

We account for income taxes using the asset and liability method whereby deferred tax asset and liability account balances are determined based on temporary differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. A valuation allowance is established when management estimates that it is more likely than not that deferred tax assets will not be realized. Realization of deferred tax assets is dependent upon future pretax earnings, the reversal of temporary differences between book and tax income, and the expected tax rates in future periods.

We are required to evaluate whether tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax benefits of positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current year. The amount recognized is subject to estimate and management judgment with respect to the likely outcome of each uncertain tax position. The amount that is ultimately sustained for an individual uncertain tax position or for all uncertain tax positions in the aggregate could differ from the amount that is initially recognized.

We record interest and penalties related to income tax matters in income tax expense.

Results of Operations

Comparison of the Fiscal years Ended June 30, 2022 and 2021

The following table summarizes our results of operations for the fiscal years ended June 30, 2022 and 2021:

	Fiscal years Ended June 30,
(in thousands)	2022	2021
Revenue
Platform	$20,053	$19,274
Transaction	10,298	10,638
Total revenue	30,351	29,912
Cost of revenue
Platform	18,687	14,813
Transaction	8,998	8,497
Depreciation and impairment	2,033	5,554
Total cost of revenue	29,718	28,864
Gross profit	633	1,048
Operating expenses:
Research and development	16,778	14,985
Sales and marketing	6,640	2,895
General and administrative	9,847	4,344
Loss on infrequent product repairs	582	3,342
Total operating expenses	33,847	25,566
Loss from operations	(33,214)	(24,518)
Change in fair value of warrants and convertible promissory notes	(20,528)	(19,996)
Interest expense	(5,434)	(4,664)
Other income (expense), net	2,632	(601)
Total other expense, net	(23,330)	(25,261)
Loss before (benefit) provision for income taxes	(56,544)	(49,779)
(Benefit) Provision for income taxes	(230)	23
Net loss and comprehensive loss	$(56,314)	$(49,802)

Revenue

	Fiscal Year Ended June 30,		Change
(in thousands)	2022	2021	Amount	%
Platform	$20,053	$19,274	$779	4%
Transaction	10,298	10,638	(340)	(3)%
Total revenue	$30,351	$29,912	$439	1%

Total revenue increased 1% to $30.4 million for the fiscal years ended June 30, 2022, as compared to $29.9 million for the fiscal years ended June 30, 2021.

Platform revenue increased 4% to $20.1 million for the fiscal years ended June 30, 2022, as compared to $19.3 million for the fiscal years ended June 30, 2021. The increase was attributable to growth in our existing Presto Touch customers, partially offset by a contract termination by certain franchisees of one of our primary enterprise customer relationships whereby some of their smaller franchisees were impacted by repeat waves of COVID-19 and had to close down or heavily cut costs in 2021.

Transaction revenue decreased 3% to $10.3 million for the fiscal years ended June 30, 2022, as compared to $10.6 million for the fiscal years ended June 30, 2021. This is due to contract terminations by certain franchisees of one of our primary enterprise customer relationships whereby some of its smaller franchisees were impacted by repeat waves of COVID-19 and had to close down or heavily cut costs beginning late fiscal year 2021 and through fiscal year 2022. Refer to the section below entitled “Quantitative and Qualitative Disclosures About Market Risk” for further details on customer concentration.

At present, the substantial majority of our revenue is generated from our three largest customers (including, as applicable, the franchisees of such restaurants aggregated as a single customer for reporting purposes), which in the fiscal years ended June 30, 2022 and 2021, generated an aggregate of approximately, 93% of our revenue. The successful renewal of our agreements with those customers is critical to our near-term results of operations and is dependent on product execution, key customer relationships, and in part, the health of the franchisees of our customers that have a predominantly franchised model. Although we experienced customer relationship cancellations with the enterprise and certain associated franchisees under our third largest customer, the most significant franchisee relationships are still in business or have renewed with us. Each of these agreements requires a renewal in 2023.

Cost of Revenue

	Fiscal Year Ended June 30,		Change
(in thousands)	2022	2021	Amount	%
Platform	$18,687	$14,813	$3,874	26%
Transaction	8,998	8,497	501	6%
Depreciation and impairment	2,033	5,554	(3,521)	(63)%
Total costs of revenue	$29,718	$28,864	$854	3%

Cost of revenue increased 3% to $29.7 million for the fiscal years ended June 30, 2022, as compared to $28.9 million for the fiscal years ended June 30, 2021.

Our platform cost of revenue increased 26% to $18.7 million for the fiscal years ended June 30, 2022, as compared to $14.8 million for the fiscal years ended June 30, 2021. The $3.9 million increase was primarily attributable to increases in refurbished shipments in inventory costs during the fiscal years ended June 30, 2021 as a result of the COVID-19 pandemic.

Our transaction cost of revenue increased 6% to $9.0 million for the fiscal years ended June 30, 2022, as compared to $8.5 million for the fiscal years ended June 30, 2021. The $0.5 million increase was primarily attributable to an expanded base of revenues from customers that had a lower transaction revenue share to the Company.

Cost of Revenue — Depreciation and Impairment

Our depreciation and impairment cost of revenue decreased 63% to $2.0 million for the fiscal years ended June 30, 2022, as compared to $5.6 million for the fiscal years ended June 30, 2021. The $3.5 million decrease was primarily attributable to the return of leased tablets beginning in January of 2021 through the end of fiscal year ended June 30, 2021 and throughout the fiscal year ended June 30, 2022, which resulted in an impairment charge of $0.6 million and $3.0 million during the fiscal years ended June 30, 2022 and 2021, respectively, and the leased tablets were not redeployed. Accordingly, depreciation of tablets in use declined from $2.6 million during the fiscal year ended June 30, 2021 to $1.4 million during the fiscal year ended June 30, 2022, due to a lower amount of tablets in use and being depreciated.

Operating Expenses

	Fiscal Year Ended June 30,		Change
(dollars in thousands)	2022	2021	Amount	%
Research and development	$16,778	$14,985	$1,793	12%
Sales and marketing	6,640	2,895	3,745	129%
General and administrative	9,847	4,344	5,503	127%
Loss on infrequent product repairs	582	3,342	(2,760)	(83)%
Total operating expenses	$33,847	$25,566	$8,281	32%

Operating expenses increased by 32% to $33.8 million for the fiscal years ended June 30, 2022, as compared to $25.6 million for the fiscal years ended June 30, 2021.

Research and Development

Research and development expenses increased 12% to $16.8 million for the fiscal years ended June 30, 2022, as compared to $15.0 million for the fiscal years ended June 30, 2021. The increase resulted primarily from an increase in outside services expense, employee-related costs and overhead allocation during the fiscal years ended June 30, 2021 due to a reduction in headcount and a reduction in travel-related expenses driven by changes in our operations, all as a result of the COVID-19 pandemic.

Sales and Marketing

Sales and marketing expenses increased 129% to $6.6 million for the fiscal years ended June 30, 2022, as compared to $2.9 million for the fiscal years ended June 30, 2021. The increase resulted primarily from an increased focus on sales, marketing and customer success fueled by headcount expansion in the fiscal year ended June 30, 2022. During the fiscal year ended June 30, 2021 there was a temporary reduction in employee-related costs and overhead allocation due to a reduction in headcount and a reduction in travel-related expenses driven by changes in our operations, all as a result of the COVID-19 pandemic.

General and Administrative

General and administrative expenses increased 127% to $9.8 million for the fiscal years ended June 30, 2022, as compared to $4.3 million for the fiscal years ended June 30, 2021. The increase resulted primarily from an increase in headcount in the fiscal years ended June 30, 2022, as well as an increase in legal expense, accounting services expense and temporary services expenses that did not meet the criteria to be classified as deferred transaction costs as the company was in the midst of pursuing a de-SPAC transaction, partially offset by a decrease in bad debt expense related to recoveries for previously written off accounts receivable. The increase also resulted from a temporary reduction in employee-related costs and overhead allocation during the fiscal years ended June 30, 2021 due to a reduction in headcount and a reduction in travel-related expenses driven by changes in our operations, all as a result of the COVID-19 pandemic.

Loss on Infrequent Product Repairs

Loss on infrequent product repairs decreased 83% to $0.6 million for the fiscal years ended June 30, 2022, as compared to $3.3 million for the fiscal years ended June 30, 2021, respectively, as a result of a decrease in the repair and replacement expenses related to damage caused to hardware caused by our customers’ use of extremely strong commercial disinfectant solutions to clean the hardware devices as a mandatory precaution protocol due to COVID-19 in the fiscal years ended June 30, 2022.

Change in Fair Value of Warrants and Convertible Promissory Notes

	Fiscal Year Ended June 30,		Change
(dollars in thousands)	2022	2021	Amount	%
Change in fair value of warrants and convertible promissory notes	$20,528	$19,996	$532	3%

In the fiscal years ended June 30, 2022, the loss on change in fair value of warrants and convertible promissory notes increased 3% to $20.5 million, as compared to $20.0 million in the fiscal years ended June 30, 2021. This change was primarily driven by the remeasurement of our convertible promissory notes, which we account for under the fair value option and accordingly remeasure to fair value at each balance sheet date.

As of June 30, 2022, the Company had convertible notes with a carrying amount of $51.8 million, which were remeasured to a fair value of $89.6 million. As of June 30, 2021, we had convertible notes with a carrying amount of $43.7 million, which were remeasured to a fair value of $62.6 million. The primary factor affecting the change in fair value of the notes was that a higher probability was assigned to conversion upon a next financing in a public liquidity event for the fiscal years ended June 30, 2022. Further, the change was also driven by an increase in the volume of notes outstanding as compared to June 30, 2021.

Other Income (Expense), Net

	Fiscal Year Ended June 30,		Change
(dollars in thousands)	2022	2021	Amount	%
Other income (expense), net	$2,632	$(601)	$3,233	(538)%

Other income (expense), net increased to a $2.6 million gain for the fiscal years ended June 30, 2022, as compared to a $0.6 million loss for the fiscal years ended June 30, 2021. The increase was due to the forgiveness of one of our PPP loans during the fiscal years ended June 30, 2022 and a loss on debt extinguishment of one of our term loans in the fiscal years ended June 30, 2021.

Interest Expense

	Fiscal Year Ended June 30,		Change
(dollars in thousands)	2022	2021	Amount	%
Interest expense	$5,434	$4,664	$770	17%

Interest expense increased 17% to $5.4 million for the fiscal years ended June 30, 2022, as compared to $4.7 million for the fiscal years ended June 30, 2021. The increase was due to the Company having more interest bearing debt outstanding during fiscal year ended June 30, 2022 as compared to the fiscal year ended June 30, 2021.

(Benefit) Provision for Income Taxes

	Fiscal Year Ended June 30,		Change
(dollars in thousands)	2022	2021	Amount	%
(Benefit) Provision for income taxes	$(230)	$23	$(253)	(1,100)%

(Benefit) provision for income taxes was a benefit of $0.2 million in the fiscal years ended June 30, 2022, as compared to a provision of $23 thousand in the fiscal years ended June 30, 2021.

Liquidity and Capital Resources

As of June 30, 2022 and June 30, 2021, our principal sources of liquidity were cash and cash equivalents of $3.0 million and $36.9 million, respectively, which were held for working capital purposes.

Since inception, we have financed our operations primarily through income from operations, financing transactions such as the issuance of convertible promissory notes and loans, and sales of convertible preferred stock. We have incurred recurring losses since our inception, including net losses of $56.3 million and $49.8 million for the fiscal years ended June 30, 2022 and the fiscal year ended June 30, 2021, respectively. As of June 30, 2022, we had an accumulated deficit of $200.7 million and we expect to continue to generate operating losses for the near term. Cash from operations could also be affected by various risks and uncertainties, including, but not limited to, the effects of the COVID-19 pandemic, including timing of cash collections from customers and other risks.

We expect that the cash received from the Business Combination will support a significant portion of our cash needs in the next twelve months. Such cash needs include repaying financing obligations and other general corporate costs, as well funding to support the continued expansion of the business. While we experienced significant net cash inflows from the Business Combination, we believe additional financing sources may be needed in shorter term, as well as longer term. However, there can be no assurance that we can obtain these funds on acceptable terms or at all.

We anticipate future capital needs and accordingly the needs for additional funding raises substantial doubt about our ability to continue as a going concern. Our future capital requirements will depend on many factors, including the revenue growth rate, renewal activity, the success of future product development and capital investment required, and the timing and extent of spending to support further sales and marketing and research and development efforts. In addition, we expect to incur additional costs as a result of operating as a public company. In the event that additional financing is required from outside sources, we cannot be sure that any additional financing will be available to us on acceptable terms if at all. If we are unable to raise additional capital when desired, our business, operating results, and financial condition could be adversely affected.

Cash Flows

The following table summarizes our cash flows for the periods indicated:

	Fiscal Years Ended June 30,
(in thousands)	2022	2021
Net cash (used in) operating activities	$(47,299)	$(23,772)
Net cash (used in) investing activities	(2,213)	(546)
Net cash provided by financing activities	15,620	57,040
Net increase (decrease) in cash, cash equivalents and restricted cash	$(33,982)	$32,722

Operating Activities

For the fiscal years ended June 30, 2022, net cash used in operating activities was $47.3 million. This consisted of our net loss of $56.3 million and a net use of cash from changes in operating assets and liabilities of $14.3 million partially offset by adjustments for non-cash charges of $23.3 million. The net use of cash from changes in operating assets and liabilities primarily relate to decreases in deferred revenue of $14.9 million, vendor financing facility of $6.8 million, accounts payable of $3.3 million and accrued liabilities of $3.6 million, partially offset by decreases in deferred costs of $11.4 million and decreases in inventories of $2.5 million. The non-cash adjustments primarily relate to change in fair value of convertible promissory notes of $18.9 million, change in fair value of our liability-classified warrants of $1.6 million, depreciation, amortization and impairment of $2.4 million, stock-based compensation expense of $1.9 million and amortization of debt discounts of $1.2 million partially offset by forgiveness of one of our PPP loans of $2.6 million.

For the fiscal years ended June 30, 2021, net cash used in operating activities was $23.8 million. This consisted of our net loss of $49.8 million and a net use of cash from changes in operating assets and liabilities of $1.4 million, partially offset by adjustments for non-cash charges of $27.4 million. The net use of cash from changes in operating assets and liabilities primarily relate to decreases in deferred revenue of $12.4 million and accounts payable of $1.2 million, partially offset by decreases in deferred costs of $8.1 million, increases in accrued liabilities of $2.2 million and decreases in inventories of $1.4 million. The non-cash adjustments primarily relate to changes in the fair value of convertible promissory notes of $18.9 million, amortization of debt discounts of $1.2 million and depreciation, amortization and impairment of $5.9 million.

Investing Activities

For the fiscal year ended June 30, 2022, cash used in investing activities was $2.2 million which primarily consisted of cash outflows for capitalized software of $1.8 million and cash paid for the purchase of property and equipment of $0.3 million.

For the fiscal year ended June 30, 2021, cash used in investing activities was $0.5 million which primarily consisted of cash outflows for capitalized software of $0.5 million.

Financing Activities

For the fiscal year ended June 30, 2022, cash provided by financing activities was $15.6 million, which consisted primarily of proceeds from term loans of $12.6 million and from the issuance of convertible promissory notes of $8.2 million, partially offset by principal payments of financing obligations of $2.4 million, payment of debt issuance costs of $1.3 million, and payment of deferred transactions costs of $1.6 million.

For the fiscal year ended June 30, 2021, cash provided by financing activities was $57.0 million, which consisted primarily of proceeds from the issuance of convertible promissory notes of $43.7 million, from the issuance of term loans of $15.0 million, from the issuance of financing obligations of $6.2 million and from PPP loans of $2.0 million, partially offset by repayment of term loans of $6.2 million, principal payments of financing obligations of $2.4 million and payment of debt issuance costs of $1.2 million

Financing Obligations

As of June 30, 2022 and 2021, the Company’s financing obligations consisted of the following:

	As of June 30,
(in thousands)	2022	2021
Vendor financing facility	$—	$6,735
Receivable financing facility	5,911	6,170
Equipment financing facility	2,929	5,630
Total financing obligations	8,840	18,535
Less: financing obligations, current	(8,840)	(15,763)
Total financing obligations, non-current	$—	$2,772

Vendor Financing Facility

We entered into an interest-bearing vendor financing arrangement used to finance certain inventory purchases. The arrangement extends the repayment terms of normal invoices beyond the original due date and as such is classified outside of accounts payable on our consolidated balance sheet. Through the agreement, payments are made over the course of an 18-month term, with the unpaid balance bearing interest at a rate of 18%-26%. As of June 30, 2021 we had an outstanding principal balance of $6.8 million. As of June 30, 2022 we had no financial obligations related to the vendor financing arrangement.

Receivable Financing Facility

On April 27, 2021, we entered into an investment arrangement in which we provide future receivables available to an outside investor to invest in exchange for an upfront payment. Through this arrangement, we obtain financing in the form of a large upfront payment, which we account for as a borrowing by recording the proceeds received as a financing obligation, which will be repaid through payments collected from accounts receivable debtors relating to future receivables. The financing obligation is non-recourse; however, we are responsible for collections as we must first collect payments from the debtors and remit them to the investor. We recognize interest on the financed amount using the effective interest method. The effective interest rate is the interest rate that equates the present value of the cash amounts to be received by the investor with the present value of the cash amounts paid by the investor to us. The receivable financing facility has a term of 5 years and the arrangement allows us and the financier to mutually agree to roll forward our borrowings as they come due.

On August 15, 2021, November 16, 2021, February 22, 2022 and May 31, 2022, in accordance with the terms of the receivable financing facility, we rolled forward the receivable financing facility, enabling us to continue our quarterly borrowings for a minimum of twelve-months. Subject to the approval of the financier, we expect to continue rolling forward the receivable financing facility. We intend to repay the borrowings under this receivable financing facility using the proceeds that we receive in connection with the closing of the Business Combination.

Equipment Financing Facility

Beginning in 2019, we entered into arrangements with third party financiers to secure payments of certain tablet purchases. Such arrangements generally have terms ranging from 3 to 5 years and interest rates ranging from 8% to 14%. We then lease the tablets monetized by the financiers to our customers through operating leases that have 4-year terms.

In fiscal year 2022, we postponed payments on certain arrangements with third party financiers. As of the filing date of this report, we postponed the required monthly payments from April 2022 through September 2022. Non-payment under the arrangements permits the financiers to declare the amounts owed under the arrangement due and payable and exercise their right to secure the tablets under lease. Although we intend to repay, we reclassified all of our obligations under these arrangements that are in default short-term within financing obligations, current as of June 30, 2022.

Debt

As of June 30, 2022 and 2021, our outstanding debt, net of debt discounts, consisted of the following:

	As of June 30,
(in thousands)	2021	2020
Convertible promissory notes	$89,663	$62,581
Term loans	25,443	14,011
PPP Loans	2,000	4,599
Total debt	117,106	81,191
Less: debt, current	(115,106)	(12,453)
Total debt, noncurrent	$2,000	$68,738

Convertible Promissory Notes

July 2020 Notes

In July 2020, we issued convertible promissory notes (the “July 2020 Notes”) in the amount of $5.5 million with an annual interest rate of 5%. The July 2020 Notes mature at the earlier of (a) 18 months from the note issuance date or (b) an event of default. If the July 2020 Notes have not converted prior to maturity, then at maturity the outstanding principal and accrued interest shall be automatically converted into shares of common stock based on a per-share conversion price equal to (a) $310.0 million divided by (b) the Fully Diluted Capitalization as of immediately prior to the closing of the Maturity Date or upon election of the holder, be repaid in cash. Prior to maturity and upon the closing of the next private financing of preferred stock or public liquidity event, the entire outstanding principal and accrued interest shall automatically be cancelled and converted into that number of shares of private preferred stock sold in such next financing as obtained by dividing (a) the entire principal and accrued interest balance by the lower of (i) 85% of the per-share selling price at which we issue shares of Conversion Stock in the Next Financing or (ii) the quotient obtained by dividing (a) $310.0 million by (b) the Fully Diluted Capitalization as of immediately prior to the closing of the Next Financing.

Upon a public liquidity event, the holder has the option to convert the entire outstanding principal and accrued interest into that number of shares of preferred stock as obtained by dividing (a) the entire principal and accrued interest balance by the lower of (i) 85% of the per-share selling price at which the Company issues shares of Conversion Stock in the Next Financing or (ii) the quotient obtained by dividing (a) $310.0 million by (b) the Fully Diluted Capitalization as of immediately prior to the closing of the public liquidity event. In November 2021, we amended our July 2020 Notes to remove the note holders option to elect repayment in cash at maturity. In January 2022, we amended our July 2020 Notes to extend the maturity date to the earlier of (a) March 31, 2022 or (b) an event of default.

Concurrent with the issuance of the July 2020 Notes, we issued warrants to purchase common stock at an exercise price of $0.01 which expire in July 2025. The warrants were determined to not be freestanding financial instruments and are embedded in the convertible notes.

Third Quarter 2021 Notes

During January 2021 through March 2021 we issued convertible promissory notes (the “Q3 2021 Notes”) in the amount of $18.2 million with an annual interest rate of 5%. The Q3 2021 Notes mature at the earlier of (a) 20 months from the note issuance date or (b) an event of default. If the notes have not converted prior to maturity, then at maturity the outstanding principal and accrued interest shall be automatically converted into shares of a new series of preferred stock of Presto (with terms substantially similar to our Series C Preferred Stock, including a pari passu liquidation preference with our Series C Preferred Stock and a liquidation preference equal to the applicable conversion price of the Note) based on a per share conversion price equal to the quotient obtained by dividing (a) the then-applicable Valuation Cap (as defined in the Warrant) by (b) the Fully Diluted Capitalization as of immediately prior to the closing of the Maturity Date. Prior to maturity and upon the closing of the next financing of private preferred stock, the entire outstanding principal and accrued interest shall automatically be cancelled and converted into that number of shares of private preferred stock sold in such next financing as obtained by dividing (a) the entire principal and accrued interest balance by the conversion price. The conversion price being 85% of the lowest per-share selling price at which we issue shares of private preferred stock to new-money investors in the next financing. Upon a change in control or public liquidity event, the holder has the option to convert the entire outstanding principal and accrued interest into that number of shares of preferred stock as obtained by dividing (a) the entire principal and accrued interest balance by the conversion price, a conversion price 85% of the lowest per-share selling price at which we issue shares of Conversion Stock to new-money investors in the Next Financing.

Concurrent with the issuance of the Q3 2021 Notes, we issued warrants to purchase a variable number of shares of common stock at an exercise price of $0.01. Such warrants expire between January 2026 and March 2026. The warrants were determined to not be freestanding financial instruments and are embedded in the convertible notes.

June 2021 Notes

In June 2021, we issued convertible promissory notes (the “June 2021 Notes”) in the total amount of $20.0 million with an annual interest rate of 5%. The June 2021 Notes were set to mature at the earlier of (a) 20 months from the note issuance date or (b) an event of default. If the notes had not converted prior to maturity, then at maturity the outstanding principal and accrued interest would have been automatically converted into senior preferred stock of the Company based on a per share conversion price equal to the quotient obtained by dividing (a) $600.0 million by (b) the Fully Diluted Capitalization as of immediately prior to the closing of the Maturity Date. Prior to maturity and upon the closing of a qualified next financing of private preferred stock, the entire outstanding principal and accrued interest would have been automatically been cancelled and converted, or in the case of a nonqualified financing at the option of the holder would have been cancelled and converted into that number of shares of preferred stock sold in such qualified or nonqualified next private financing as obtained by dividing (a) the entire principal and accrued interest balance by the conversion price. The conversion price being the lower of (i) 85% of the lowest per-share selling price at which the Company issues shares of preferred stock to new-money investors in such financing or (ii) the quotient obtained by dividing (a) $600.0 million by (b) the Fully Diluted Capitalization as of immediately prior to the closing of the next financing or public liquidity event The June 2021 Notes were settled with the issuance of the February 2022 Note.

July 2021 Notes

In July 2021, we issued convertible promissory notes (the “July 2021 Notes”) in the total amount of $0.5 million with an annual interest rate of 5%. The July 2021 Notes mature at the earlier of (a) December 20, 2022 or (b) an event of default. If the notes have not converted prior to maturity, then at maturity the outstanding principal and accrued interest shall be automatically converted into senior preferred stock of the Company based on a per share conversion price equal to the quotient obtained by dividing (a) $600.0 million by (b) the Fully Diluted Capitalization as of immediately prior to the closing of the Maturity Date. Prior to maturity and upon the closing of a qualified next financing of private preferred stock or public liquidity event, the entire outstanding principal and accrued interest shall automatically be cancelled and converted, or in the case of a nonqualified financing at the option of the holder may be cancelled and converted into that number of shares of preferred stock sold in such qualified or nonqualified next private financing as obtained by dividing (a) the entire principal and accrued interest balance by the conversion price. The conversion price being the lower of (i) 85% of the lowest per-share selling price at which the Company issues shares of preferred stock to new-money investors in such financing or (ii) the quotient obtained by dividing (a) $600.0 million by (b) the Fully Diluted Capitalization as of immediately prior to the closing of the next financing or public liquidity event.

February 2022 Notes

In February 2022, we issued a convertible promissory note (the “February 2022 Note”) in the amount of $25.7 million with an annual interest rate of 5%. The February 2022 Notes settled indebtedness of $20.7 million, which includes accrued interest, related to the June 2021 Note and included $5.0 million of cash proceeds. The February 2022 Notes mature at the earlier of (a) December 20, 2022 or (b) an event of default. If the February 2022 Notes have not converted prior to maturity, then at maturity the outstanding principal and accrued interest shall be automatically converted into senior preferred stock of the Company based on a per share conversion price equal to the quotient obtained by dividing (a) $535.0 million by (b) the Fully Diluted Capitalization as of immediately prior to the closing of the Maturity Date. Prior to maturity and upon the closing of a qualified next financing of private preferred stock, the entire outstanding principal and accrued interest shall automatically be cancelled and converted, or in the case of a nonqualified financing at the option of the holder may be cancelled and converted into that number of shares of preferred stock sold in such qualified or nonqualified next financing as obtained by dividing (a) the entire principal and accrued interest balance by (b) the conversion price. The conversion price being the lower of (i) 85% of the lowest per-share selling price at which the Company issues shares of preferred stock to new-money investors in such financing or (ii) the quotient obtained by dividing (a) $535.0 million by (b) the Fully Diluted Capitalization as of immediately prior to the closing of the next financing or public liquidity event.

May 2022 Notes – In May 2022, the Company issued convertible promissory notes (“May 2022 Notes”) in the amount of $2.7 million with an annual interest rate of 5%. The May 2022 Notes mature at the earlier of (a) December 20, 2022 or (b) an event of default. If the notes have not converted prior to maturity, then at maturity the outstanding principal and accrued interest shall be automatically converted into senior preferred stock of the Company based on a per share conversion price equal to the quotient obtained by dividing (a) $535.0 million by (b) the Fully Diluted Capitalization as of immediately prior to the closing of the Maturity Date. Prior to maturity and upon the closing of a qualified next financing of private preferred stock or public liquidity event, the entire outstanding principal and accrued interest shall automatically be cancelled and converted, or in the case of a nonqualified financing at the option of the holder may be cancelled and converted into that number of shares of preferred stock sold in such qualified or nonqualified next private financing as obtained by dividing (a) the entire principal and accrued interest balance by the conversion price. The conversion price being the lower of (i) 85% of the lowest per-share selling price at which the Company issues shares of preferred stock to new-money investors in such financing or (ii) the quotient obtained by dividing (a) $535.0 million by (b) the Fully Diluted Capitalization as of immediately prior to the closing of the next financing or public liquidity event.

We concluded that the convertible promissory notes were eligible to apply the fair value option under ASC 825, accordingly we elected to account for the convertible notes at fair value and to report interest costs as a component of the fair value measurement during each reporting period. At June 30, 2022, and June 30, 2021, the remeasured value of the convertible promissory notes was $89.7 million and $62.6 million, respectively, and we recorded a loss on remeasurement of $18.9 million and $18.9 million during the fiscal years ended June 30, 2022 and the fiscal year ended June 30, 2021.

Our convertible promissory notes and embedded warrants, including the July 2020 Notes, the Q3 2021 Notes, the July 2021 Notes, the February 2022 Note, and the May 2022 Notes, were converted into an aggregate of 10,060,158 shares of our common stock immediately prior to the closing of the Business Combination.

Term Loans

Horizon Loan

On March 4, 2021, the Company entered into a loan agreement (the “Horizon Loan”) with Horizon Technology Finance Corporation (“Horizon”), which provided the Company with $15.0 million, bears interest at prime rate plus 6.5% per annum, and has a term of 54 months from each loan funding date. The Horizon Loan payment terms require repayment of accrued interest only on the outstanding principal amount over the first 24 payment dates and an equal payment of principal plus accrued interest on the next 30 payment dates identified in the notes applicable to the loan. The Company pledged certain assets against the Horizon Loan. The Horizon Loan contains financial covenants that require the maintenance of an unrestricted cash plus accounts receivable balance and achievement of quarterly bookings targets. On March 11, 2022, the Company amended the Horizon Loan to shorten the total term to 24 months with a maturity date of March 20, 2023.

On April 1, 2022, the Company entered into a second amendment with Horizon. Under the amended agreement, the Company experienced a default event, whereby the Company failed to achieve the agreed upon enterprise platform bookings target for the six months ended March 31, 2022. Horizon agreed to waive its right to repayment pursuant to the default event. However, as a consequence of the default, the Company will pay a 5% default rate for the periods commencing April 1, 2022 through the date of repayment of all obligations. In addition, pursuant to the amendments, the covenant related to enterprise platform bookings were also waived for the June 30, 2022 quarterly measurement period. The Company does not believe non-compliance with this covenant impacted the Company or its operations, other than the increased interest cost associated with the default rate.

As of June 30, 2022, the Company was in compliance with the loan covenants. As of June 30, 2022 and June 30, 2021, the Company had an outstanding gross balance of $15.0 million on the Horizon loan, and an unamortized debt discount of $0.6 million and $1.0 million, respectively.

Lago Loans

On March 11, 2022, the Company entered into a loan agreement (the “Lago Loan”) with Lago Innovation Fund I & II, LLC, which provided the Company with $12.6 million, bears interest at the greater of 12% plus the greater of 1% or 30 day LIBOR, bears 2% payable in kind interest, and matures on April 1, 2023. The Company pledged certain assets against the Lago Loan. The Lago Loan payment terms require repayment of accrued interest only on the outstanding principal over the first 12 payment dates and payment of principal plus remaining accrued interest on the last payment date identified in the notes applicable to the loan. The Company may prepay at any time for a fee, dependent on the time of prepayment. The Lago Loan contains financial covenants that require the maintenance of unrestricted cash plus accounts receivable balance and achievement of quarterly bookings targets. As of June 30, 2022, the Company was in compliance with its covenants. The Company issued 253,855 warrants to purchase Series C convertible preferred stock with the Lago Loan. Refer to Note 11 for further details. As of June 30, 2022, the Company had an outstanding gross balance of $12.7 million on the Lago Loan and an unamortized debt discount of $1.7 million.

Paycheck Protection Program Loan

In April 2020, we obtained a Paycheck Protection Program (“PPP”) loan for $2.6 million through the U.S. Small Business Administration. In March 2021, a second PPP loan was obtained in the amount of $2.0 million, for a total of $4.6 million. The loans will be fully forgiven if the funds are used for payroll costs, interest on mortgages, rent, and utilities, with at least 60% being used for payroll. We used the funds for these expenses and applied for loan forgiveness of the PPP funds. Should the loans be forgiven, the forgiven loan balance will be recognized as income at that time. During the fiscal years ended June 30, 2022, we received forgiveness for the first PPP loan of $2.6 million and recognized as Other income (expense), net during the fiscal years ended June 30, 2022. No collateral or personal guarantees were required for the loan. These PPP loans would bear an interest rate of 1% and a maturity of two years for the first loan and five years for the second loan. We account for the loans as debt subject to the accounting guidance in ASC 470, Debt. In July 2022, we were granted forgiveness of the second loan in an amount of approximately $2.0 million.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of June 30, 2022 and June 30, 2021.

Other Recent Developments

In June 2022, the Company received a favorable arbitrator ruling related to a matter with its third-party subcontractor and was awarded approximately $11.3 million in damages related to the Company’s loss on infrequent product repairs and to cover its legal expenses. The award has not met the criteria to be considered realizable as of June 30, 2022. As a result, the Company has not recognized any gain related to this settlement in its consolidated statement of operations and comprehensive loss.

Related Party Transactions

We have certain convertible promissory notes with entities controlled by Krishna K. Gupta and Ilya Golubovich, each of whom is a member of our board of directors. In fiscal year 2021, we issued $1.5 million and $1 million of the July 2020 Notes and embedded warrants to the entities controlled by Mr. Gupta and Mr. Golubovich, respectively, and $2 million of the Q3 2021 Notes and embedded warrants to the entity controlled by Mr. Golubovich.

We have elected the fair value option for our convertible promissory notes. As of June 30, 2022 and June 30, 2021, $9.6 million and $6.4 million of convertible promissory notes and embedded warrants were due to Mr. Gupta and Mr. Golubovich, respectively, of which $9.6 million and $3.6 million, respectively are due within 12 months.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires us to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets, liabilities, revenues, expenses and disclosures. Our most significant estimates and judgments are related to the collectability of accounts receivable, the useful lives of property and equipment and intangible assets, inventory valuation, fair value of financial instruments, valuation of deferred tax assets and liabilities, valuation assumptions utilized in calculating the estimated value of stock-based compensation, valuation of warrant liabilities and impairment of property and equipment. Actual results may differ from these estimates. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations, and cash flows will be affected.

We believe that the accounting policies described below involve a greater degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our financial condition and results of operations. For further information, see Note 1 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Revenue Recognition

Revenue is recognized when promised goods or services are transferred to the customer in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services, net of any taxes collected from customers (e.g., sales and other indirect taxes), which are subsequently remitted to government authorities.

During the fiscal years ended June 30, 2022 and 2021, we derived our revenues from two revenue streams: (1) sales and leases of the Presto Touch product (“Platform revenue”), which includes hardware, hardware accessories, software and customer support and maintenance, and (2) Premium Content (gaming) and other revenue, which includes professional services (“Transaction revenue”).

Platform Revenue

The platform revenue stream is generated from fees charged to customers for access to our Presto Touch products and is recognized ratably. Part of the total contract value is due upon execution of the contract, and the remainder is due monthly over the term of the contract. Our contracts with customers are generally for a term ranging from 12 to 48 months. Amounts invoiced in excess of revenue recognized are recorded as deferred revenue. Revenue generated from our newly launched Voice and Vision products were not material during the fiscal year ended June 30, 2022 and 2021.We also maintain arrangements with a certain customer whereby we leased the Presto Touch product to that customer. Revenue associated with the lease was recognized on a straight-line basis as platform revenue over the lease term in the consolidated statements of operations and comprehensive loss.

Transaction Revenue

Transaction revenue consists of a single performance obligation recognized at a point in time when the content is delivered and used. Transaction revenue is recognized on a gross basis as we are the principal in the relationship and the restaurant acts as a sales agent between us and the diner to upsell premium content purchases during the dining experience. We are the principal as we are the primary obligor responsible for fulfillment, we control the gaming license and its accessibility and have influence in establishing the price charged to the diner. The portion of gaming service collections withheld by the restaurant for sales commission is recorded to transaction cost of revenue.

We determine revenue recognition through the following steps:

1.	Identification of the contract, or contracts, with a customer — We enter into a master sales agreement (“MSA”) with the customer which is signed by both parties. The rights and obligations are outlined in the MSA and payment terms are clearly defined. We then enter into a license agreement, typically with each franchisee, which outlines the specified goods and services to be provided. We also enter into separate gaming agreements with diners, whereby our customer agrees to pay for use of the premium content. Each MSA, in conjunction with a license agreement, and each gaming agreement, has commercial substance, whereby we are to provide products and services in exchange for payment, and collectability is probable.

2.	Identification of the performance obligations in the contract — Our contracts with customers include promises to transfer multiple services. For all arrangements with multiple services, we evaluate whether the individual services qualify as distinct performance obligations. In our assessment of whether a service is a distinct performance obligation, we determine whether the customer can benefit from the service on its own or with other readily available resources and whether the service is separately identifiable from other services in the contract. This evaluation requires us to assess the nature of each individual service offering and how the services are provided in the context of the contract, including whether the services are significantly integrated, highly interrelated, or significantly modify each other, which may require judgment based on the facts and circumstances of the contract.

We identified the following performance obligations: for the MSAs and license agreements, 1) sales or leases of hardware, SaaS and maintenance as one combined performance obligation for the Presto Touch product, and for gaming agreements, 2) premium content, or gaming. Professional services were insignificant during the fiscal year ended June 30, 2022 and 2021.

The Presto Touch product is considered a single performance obligation because each element of the Presto Touch product is interdependent and cannot function independently. The software and hardware represent one combined output and the customer cannot benefit from the use of one element without the other.

When we enter into gaming agreements, our Presto Touch product includes the capability of providing entertainment services, designed (either on its own or through other subcontractors) and provided by us via internet, that can be purchased by diners. The games are only accessible over the internet, and upon the diner making the decision to pay for the content, the diner receives the right to access the game on the Presto Touch product. Gaming fees are usage based through the diner’s use of the device and stipulated in a separate contract with the diner. Any fees that are incurred are collected by the restaurant as part of the normal payment for the dining check from the diner and remitted back to us, net of commissions paid to the restaurant as the sales. Premium content revenue, or gaming revenue, is therefore one performance obligation.

3.	Determination of the transaction price — our MSAs stipulate the terms and conditions, and separate license agreements dictate the transaction price, and typically outlines as a price per store location or number of Presto Touch product. The transaction price is generally fixed fee, with a portion due upfront upon signing of the contract and the remainder due upon installation of the Presto Touch products. The transaction price for transaction revenue is a fixed fee charged per game. We occasionally provide consideration payable to a customer, which is recorded as a capitalized asset upon payment and included as part of deferred costs and amortized as contra-revenue over the expected customer life.

4.	Allocation of the transaction price to the performance obligations in the contract — As the Presto Touch product is one combined performance obligation, no reallocation of the contract price is required. Our premium content contract is comprised of one performance obligation and does not require reallocation of the contract price.

5.	Recognition of revenue when, or as, we satisfy a performance obligation — As the customer simultaneously receives and consumes the benefits provided by us through continuous access to our SaaS platform, revenue from the Presto Touch product is satisfied ratably over the contract period as the service is provided, commencing when the subscription service is made available to the customer. Transaction revenue does not meet the criteria for ratable recognition and is recognized at a point in time when the gaming service is provided.

Stock-Based Compensation

We have a stock incentive plan under which incentive stock options and restricted stock units (“RSUs”) are granted to employees and non-qualified stock options are granted to employees, investors, directors and consultants. The options and RSU’s granted vest over time with a specified service period, except for performance-based grants. Stock-based compensation expense related to equity awards is recognized based on the fair value of the awards granted. The fair value of our common stock underlying the awards has historically been determined by the board of directors with input from management and third-party valuation specialists, as there was no public market for our common stock. The board of directors determines the fair value of the common stock by considering a number of objective and subjective factors including: the valuation of comparable companies, our operating and financial performance, the lack of liquidity of common stock, transactions in our preferred or common stock, and general and industry specific economic outlook, amongst other factors. The fair value of each option award is estimated on the grant date using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires the input of subjective assumptions, including the fair value of the underlying common stock, risk-free interest rates, the expected term of the option, expected volatility, and expected dividend yield. The fair value of each RSU is the fair value of the underlying common stock on the grant date. The related stock-based compensation expense is recognized on a straight-line basis over the requisite service period of the awards, which is generally four years. For awards with performance conditions, the related cumulative stock-based compensation expense from inception to date is recognized when it is probable that the performance condition will be achieved. We account for forfeitures as they occur.

We estimated the fair values of each option awarded on the date of grant using the Black-Scholes-Merton option pricing model utilizing the assumptions noted below.

●	Risk-free interest rate — The risk-free interest rate was calculated using the average of the published interest rates of U.S. Treasury zero-coupon issues with maturities that approximate the expected term. The dividend yield assumption is zero as we have no history of, nor plans to distribute, dividend payments.

●	Expected term — The expected term of the options is based on the average period the stock options are expected to remain outstanding, calculated as the midpoint of the options vesting term and the contractual expiration period, as we did not have sufficient historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior.

●	Expected volatility — The expected stock price volatility for our stock was determined by examining the historical volatilities of our industry peers as we did not have any trading history of our common stock.

●	Expected dividend yield — The dividend yield assumption is zero as we have no history of, nor plans to distribute, dividend payments.

The assumptions used under the Black-Scholes-Merton option pricing model and the weighted average calculated value of the options granted to employees are as follows:

	Year Ended June 30,
	2022	2021
Risk-free interest rate	1.06%	0.46% – 1.25%
Expected term (years)	6.10 – 6.51	5.45 – 6.51
Expected volatility	45.84% – 46.15%	46.24% – 47.74%
Expected dividend yield	—%	—%

Inventories

Inventories are valued at the lower of cost or net realizable value using the weighted average cost method, which approximates the first-in first-out inventory method. This method is consistent and valued separately across new inventories and refurbished inventories. Inventories are comprised of finished goods (tablets) and related component parts. We purchase our inventories from a third-party manufacturer as finished goods and store the inventory partially in our own warehouse and partially at a third-party warehouse. We establish provisions for excess and obsolete inventories after an evaluation of historical sales, future demand and market conditions, expected product life cycles, and current inventory levels to reduce such inventories to their estimated net realizable value. Such provisions are made in the normal course of business and are charged to cost of revenue in the consolidated statements of operations and comprehensive loss. The provision for excess and obsolete inventories was immaterial for the fiscal years ended June 30, 2022 and 2021.

Fair Value Measurements

Fair value is defined as the exchange price that would be received from the sale of an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. We measure financial assets and liabilities at fair value at each reporting period using a fair value hierarchy which requires us to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Three levels of inputs may be used to measure fair value:

●	Level 1 — Quoted prices in active markets for identical assets as of the reporting date.

●	Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets, quoted prices for identical or similar assets in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets.

●	Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets.

Financial instruments consist of cash equivalents, accounts receivable, accounts payable, convertible promissory notes and warrant liabilities. Accounts receivable and accounts payable are stated at their carrying value, which approximates fair value due to the short time to the expected receipt or payment date.

We elected the fair value option to account for the convertible promissory notes and embedded warrants because we believes it more accurately reflects the value of the debt in the financial statements. The principal amount of the convertible promissory notes, embedded warrants and accrued interest is measured at fair value using the Monte Carlo valuation model. The valuation model utilized various key assumptions, such as enterprise value and management assessments of the probability of expected future events, including conversion upon next private financing of preferred stock, conversion upon next financing in a public liquidity event, conversion upon a change in control, conversion upon maturity and default. Other inputs included a discount rate of 16.5% and 15% for the principal amount of the convertible promissory notes as of June 30, 2022 and June 30, 2021, respectively. Changes in the fair value of the convertible promissory notes and embedded warrants were included in change in fair value of warrants and convertible promissory notes in the consolidated statement of operations and comprehensive loss.

Impairment of Long-Lived Assets

We evaluate the carrying value of long-lived assets on an annual basis, or more frequently whenever circumstances indicate a long-lived asset may be impaired. When indicators of impairment exist, we estimate future undiscounted cash flows attributable to such assets. In the event cash flows are not expected to be sufficient to recover the recorded value of the assets, the assets are written down to their estimated fair value. During the fiscal years ended June 30, 2022 and 2021, we recorded $0.6 million and $3.0 million in write offs related to the impairment of tablets, respectively.

Business Combinations

The Company accounts for acquisitions using the acquisition method of accounting. Assets acquired and liabilities assumed are recorded at their respective fair values at the acquisition date. The fair value of the consideration transferred in a business combination, including any contingent consideration, is allocated to the assets acquired and liabilities assumed based on their respective fair values. The excess of the consideration transferred over the fair values of the assets acquired and the liabilities assumed is recorded as goodwill.

Recent Accounting Pronouncements

See the sections entitled “Recently Adopted Accounting Standards” and “Recently Issued Accounting Standards Not Yet Adopted” in Note 1 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this proxy statement/prospectus

Emerging Growth Company

We are an emerging growth company, as defined in the JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period under the JOBS Act for the adoption of certain accounting standards until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Quantitative and Qualitative Disclosures About Market Risk

We have operations both in the United States and in Canada, and we are exposed to market risks in the ordinary course of our business. These risks primarily include interest rate, credit and inflation risks. We are not exposed to significant foreign exchange risk.

Interest Rate Sensitivity

Our cash and cash equivalents are held primarily in cash deposits and money market funds. The fair value of our cash and cash equivalents would not be significantly affected by either an increase or decrease in interest rates due mainly to the short-term nature of these instruments. A hypothetical 10% change in interest rates would not have a material impact on our current results of operations due to the short-term nature of our cash equivalents, convertible notes and our term loans. Additionally, changes to interest rates will impact the cost of our borrowing. Interest on the Horizon Loan accrues at a floating rate equal to a prime rate plus 6.5%, in addition to a default of 5%. Interest on the Lago Loan accrues at 12% plus the greater of 1% or 30 day LIBOR. Interest rates on the convertible promissory notes and embedded warrants are fixed. Changes in prevailing interest rates could have a material impact on our future results of operations. Specifically, changes in the fair value of our fixed rate convertible notes may occur during a reporting period as the value of such fixed rate instruments change compared to market rates for similar instruments and are impacted by changes in interest rates.

Credit Risk

We are exposed to credit risk on accounts receivable and merchant cash advance balances. A small number of customers represent significant portions of our consolidated accounts receivable and revenue. We evaluate the solvency of our customers on an ongoing basis to determine if allowances for doubtful accounts need to be recorded.

The following customers accounted for more than 10% of revenues during the following periods:

	Fiscal Year Ended June 30,
	2022	2021
Customer A	53%	46%
Customer B	25%	25%
Customer C1	15%	22%
	93%	93%

The following customers accounted for more than 10% of accounts receivable as of June 30, 2022, and 2021:

	June 30,
	2022	2021
Customer A	31%	11%
Customer B	41%	35%
Customer C2	—%	46%
Customer D	11%	—%
	83%	92%

[1]	The decrease in revenue is attributable to the customer relationship cancellation with certain franchisees within Customer C.

[2]	Customers with a dash accounted for less than 10% of accounts receivable at period end.

Inflation Risk

Our results of operations and financial condition are presented based on historical cost. While it is difficult to accurately measure the impact of inflation due to the imprecise nature of the estimates required, we believe the effects of inflation, if any, on our results of operations and financial condition have been immaterial. We cannot assure you our business will not be affected in the future by inflation.